3DIcon Wins 1st Place and $300K in Grant Competition

TULSA, Okla., July 2, 2013 -- 3DIcon Corporation (OTCQB:TDCP), a developer of three-dimensional projection display technologies, today announced that it has won first place and secured $300,000 in grant funding in this year’s Oklahoma Applied Research Support (OARS) competition sponsored by the Oklahoma Center for the Advancement of Science and Technology (OCAST).

3DIcon’s CEO, Mark Willner, had this to say: “We thank the OCAST team and the State of Oklahoma for this very prestigious award. We intend to use the funds provided by this grant to support the development of our first Product Platform which will be the basis for a family of products based on our CSpace® volumetric 3D display technology. We also thank the organizations that provided letters of support, including: SRI International, Advanced Research Chemical (based in Tulsa), the University of Oklahoma and Raytheon Corporation.

Cornell Lee Cross II, the Associate Director for Programs at OCAST, commented, “Of the 42 proposals submitted in the most recent OARS funding cycle, the 3DIcon proposal was not only selected to receive full funding, it received the highest ranking possible in that funding cycle. Our independent third-party reviewers gave the 3DIcon proposal the highest ranking possible because the proposal had 1) a very credible research & development plan; 2) a well thought out commercialization plan that took into consideration both supply chain and downstream value chain partnerships; and 3) the huge positive potential of the business and its corresponding impact on the state’s economy.”

Proposals that are submitted for funding under the OARS program are reviewed and ranked by independent technical and business experts throughout the US. Summary comments from the experts that reviewed the 3DIcon proposal included: “A top notch program, very, high payoff with moderate risk” and “The research is in a fertile area for technology development” and “The topic is current and the Federal government is funding considerable research in related areas.“

About 3DIcon Corporation

3DIcon Corporation is a developer of projection 3D display technologies. The Company’s patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo / baggage / people scan visualization. The company also sells a software product, Pixel Precision®, a simple-to-use image creation / manipulation tool for engineers developing systems based on Texas Instruments' DLP® line of products. For more information please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation

Judy Keating

918-494-0509

Source: 3DIcon Corporation

Released July 2nd, 2013